U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

July 25, 2002
Date of Report
(Date of earliest event reported)

1st Realty Investments, Inc.
(Exact Name of Registrant as Specified in Its Charter)

5115 N. Scottsdale Road, Suite 101,
Scottsdale, AZ 85250
(Address of principal executive offices)

(480) 949-6007
Registrant’s telephone number:

Nevada	0-18808	13-3530765

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

ITEM 5. OTHER EVENTS

On July 23, 2002, 1st Realty Investments, Inc. (“1st Realty”) entered into an Agreement and Plan of Merger (the “Merger Agreement” or the “Agreement”) with Great Western Land and Recreation, Inc., (“Great Western”) a Delaware corporation. Under the Merger Agreement, 1st Realty agreed to undertake a series of transactions the result of which would be the transfer of control of 1st Realty to the stockholder of Great Western, and the merger of Great Western into 1st Realty. 1st Realty will be the surviving entity. The transaction also involves the election of new directors of 1st Realty and the amendment of 1st Realty's Articles of Incorporation to change its name to Great Western Land and Recreation, Inc. The Board of Directors of 1st Realty unanimously approved the Merger Agreement and the other transactions to be undertaken and the holders of a majority of the outstanding stock of 1st Realty approved the transactions in writing on July 25, 2002. On July 23, 2002 the stockholder of Great Western consented in writing to the Merger Agreement transactions. Under applicable Nevada law, written consent by the holders of a majority of the outstanding stock of 1st Realty to the transactions outlined in the Agreement is sufficient to approve the transactions, without a meeting or vote of all of the stockholders. This transaction will not become effective until the later of the time that the Articles of Merger are filed with the Secretary of State of the State of Nevada and of the State of Delaware. The Articles of Merger will not be filed for at least 20 days after the mailing of an Information Statement to all of the stockholders of 1st Realty.

Jay Torok, the Chairman of our board of directors, is also the Chairman, President and Chief Executive Officer of Great Western. William Szilagyi, our president and a member of our board of directors is also the Senior Vice President of Great Western.

We utilize office space at the office of Great Western. We are using this space free of charge.

A copy of the Agreement and Plan of Merger is attached as Exhibit “1”.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused the report to be signed on its behalf by the undersigned thereto duly authorized.

1st Realty Investments, Inc.

Dated: July 29, 2002

/s/ William Szilagyi

William Szilagyi
President

EXHIBIT INDEX

Exhibit
No.

1	Agreement and Plan of Merger between 1st Realty Investments, Inc. and Great Western Land and Recreation, Inc. dated as of July 23, 2002.

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